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Exhibit 10(a)

Description of Material Terms of Amendment to Change in Control Severance Agreement

Constellation Energy Group, Inc. (the "Company") maintains Change in Control Severance Agreements (the "Agreements") with the following named executive officers: Mayo A. Shattuck III, E. Follin Smith, Michael J. Wallace, Thomas V. Brooks and Thomas F. Brady (the "Named Executive Officers"). Reference is made to the description of the Agreements that is included in the Company's Proxy Statement filed with the Securities and Exchange Commission on April 13, 2005 (file number 1-12869), and copies of the Agreements that were previously filed as exhibits to the Company's filings with the Securities and Exchange Commission as: Exhibits 10(e) and 10(f) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (file numbers 1-12869 and 1-1910), Exhibit 10(c) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (file numbers 1-12869 and 1-1910), Exhibit 10(f) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (file numbers 1-12869 and 1-1910) and Exhibit 10(s) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (file number 1-12869), respectively.

        Effective November 4, 2005, the Compensation Committee of the Board of Directors of the Company approved the amendment of the Agreements to provide certain additional protections or benefits to the Named Executive Officers in connection with a Change in Control (as defined in the Agreements) of the Company, including the following:

  (a)
  an extension of the period during which a Named Executive Officer may terminate his or her employment for good reason from six months after the occurrence of the event giving rise to good reason to the duration of the term of the protection period under the Agreement (which is two years following a Change in Control (the "Protection Period"));

  (b)
  a commitment that if a Named Executive Officer continues to work for the Company or its successor following a Change in Control and subsequently is terminated by the Company without cause or terminates his or her employment for good reason during the Protection Period (a "Qualifying Termination"), the severance and supplemental pension benefits payable to the Named Executive Officer on the Qualifying Termination will be no less than what they would have been had the Named Executive Officer's employment terminated immediately following the Change in Control;

  (c)
  the addition of three years to the Named Executive Officer's age for purposes of calculating the present value of the applicable Named Executive Officer's supplemental retirement benefit;

  (d)
  that the benefits under the Agreement will be provided to the estate of a Named Executive Officer who dies after providing the Company with notice of good reason during the Protection Period;

  (e)
  a commitment to provide certain continuing medical and dental coverage and life insurance (or the economic equivalent of such continuing coverage) following a Qualifying Termination;

  (f)
  a commitment to continue to maintain director's and officer's coverage and related indemnities following any Change in Control;

  (g)
  a mutual release of claims by the Named Executive Officer and the Company in connection with a Qualifying Termination; and

  (h)
  in the event of a Change in Control, the Company will, subject to any required shareholder approvals, issue replacement option grants to the Named Executive Officers who are employed by the Company as of the Change in Control by issuing the same number of options (as adjusted to reflect the transaction that resulted in the Change in Control) with the same vesting terms and expiration date as options for which the gain over the exercise price has been paid in cash and the option has lapsed under the Company's equity incentive plans, except that (i) the exercise price will be the higher of the exercise price of the lapsed option (as adjusted to reflect the transaction that resulted in the Change in Control) or the fair market value of the stock underlying the replacement options at the time the replacement options are granted, and (ii) the replacement options will not vest as a result of the Change in Control but will, to the extent not already vested, fully vest after the Change in Control upon a Qualifying Termination.

        The Compensation Committee also approved the amendment of the Agreements to provide (i) that payment of any amounts under the Agreement that would be treated as non-qualified deferred compensation under Section 409A of the Internal Revenue Code (the "Code") will be delayed for six months after the date of a Named Executive Officer's Qualifying Termination (or, if earlier, the date the Named Executive Officer dies) if required under Section 409A of the Code, (ii) that the Company will not, without the agreement of the Named Executive Officer, take any action that would expose any payment or benefit under the Agreement or any plan, arrangement or other agreement to the additional tax of Section 409A of the Code and will hold the Named Executive Officer harmless for any action in violation of this provision and (iii) that if the Company or Named Executive Officer believes any benefit or right under the Agreement does not comply with the requirements of Section 409A of the Code, the Company and the Named Executive Officer will negotiate reasonably and in good faith to amend the terms of such arrangement such that it does comply (with the most limited possible economic effect on the Named Executive and the Company).

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  Exhibit 10(a)
  Description of Material Terms of Amendment to Change in Control Severance Agreement